Exhibit 99.10

Philadelphia TOWN HALL TALKING POINTS

Date:                                                                  10/26

Event:                                                            Announcement

•                  Thank you, Scott. Good morning everyone! It’s great to be in Philadelphia. Every time I visit, I’m reminded what an amazing town this is.

•                  It’s an honor to be here with all of you on this important day. Both Scott and I felt strongly that we should be together here at your Store Support Center when the announcement was made. So I want to say thank you, Scott, for the invitation.

•                  I know today’s announcement may come as a bit of a shock…even when you know your company is exploring options and strategic alternatives. When the news about an acquisition comes through, it can be unsettling. So I fully understand a level of anxiety or unease this morning.

•                  But the prospects can also be very exciting and I hope you leave here today feeling optimistic about our future together.

•                  I’d like to start by telling you a little bit about Bridgestone. We’re much more than a tire company — although an interesting fact is that 1 out of 6 tires on the road today is ours.

•                  Bridgestone is the largest tire and rubber company in the world. We sell products in more than 150 countries. Our portfolio ranges from tires to sporting goods to building products to polymers and a range of industrial products.

•                  Our parent company, Bridgestone Corporation, is public and based in Japan. Worldwide, the company has more than 145,000 employees and 180 manufacturing plants.

•                  Bridgestone Americas, where I work in Nashville, is the largest subsidiary of Bridgestone Corporation.

•                  We have an Integrated Consumer Group, which includes our original equipment and replacement tire businesses, our company credit card business and our store operations unit, Bridgestone Retail Operations, or BSRO.

•                  The President of the Integrated Consumer Group, TJ Higgins, is here with me today, and he’ll give a few comments shortly.

•                  BSRO is based in suburban Chicago, and owns and operates 2,200 tire and automotive service centers nationwide. The Pep Boys stores will become a critical part of those operations, expanding our combined reach to approximately 3,000 locations.

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•                  Stu Crum is President of BSRO and is also here with us. He’ll be making a few remarks after TJ.

•                  Like Pep Boys, our retail business has a long history in the American automotive services industry. Harvey Firestone opened our first store in the 1920s.

•                  And I believe our companies have a shared vision for our customers — when they visit one of our stores, we want to understand their needs, provide the best solutions and give them a world-class customer service experience.

•                  That’s why the idea of bringing Pep Boys and Bridgestone together is such an exciting possibility for us. In addition to our history, we believe there are other important similarities that will collectively make us a stronger company.

•                  Pep Boys is a terrific organization. We wouldn’t have pursued this acquisition if that wasn’t apparent to us from the beginning.

•                  Both of our companies do a lot of things really well. There’s also a lot we can learn from each other. There are a few things that stood out for us about your business:

o                 Your stores appear to be well-managed, which speaks to the skills of your field and store teams.

o                 Pep Boys has a strong e-commerce model which is something we also are accelerating.

o                 Pep Boys’ B2B model seems to be very mature.

o                 Pep Boys has a very efficient parts sourcing strategy.

•                  I hope you can see that this transaction is about a lot more than bricks and mortar. Between us, Bridgestone and Pep Boys have many strengths and core competencies. By bringing those together, we will be able to give our customers the best products and services available anywhere.

•                  We’re not interested in being the biggest. We want to be the best. And we absolutely believe that by joining forces with Pep Boys, that goal is within our reach now more than ever.

•                  I’m sure you have a lot of questions. I took the liberty of making some assumptions about what a few of those might be and I’d like to address them now.

•                  At Bridgestone, our guiding principles are called our Rules of the Road. One of them deals with using courage and candor. I promise to do that with you today.

•                  So, first question:

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•                  What does this acquisition mean for Pep Boys employees?

For now, it means business as usual. Conduct business the way Pep Boys has for 90 years. Going forward, a bigger, more diverse business means more career opportunities for the people who want them.

•                  Do I still have a job?

In reality, no one is ever guaranteed a job, including me. But we know there are a lot of talented people at Pep Boys just as there are at Bridgestone. We’re interested in building the strongest team possible, from both companies.

We expect there will be some overlap but until the integration process begins and we start looking at individual jobs, we won’t know where. In the end, our goal is to put the best players on the field to grow our collective business.

•                  What will happen to the Pep Boys Store Support Center?

In the near-term, the Store Support Center will continue to serve as the hub of Pep Boys operations. We know there is important work happening there, and hope that SSC associates will continue to empower and support Pep Boys stores for success.

Currently, a state-of-the-art 30-story building is under construction in downtown Nashville that will serve as the new headquarters for Bridgestone Americas. In the fall of 2017, we’re relocating three of our business units from Indianapolis and suburban Chicago, including Bridgestone Retail Operations. A main driver of these moves is to have one team, together under one roof. We will need to examine how the SSC work fits with this strategy and what is best for the business and customer experiences. During the more than two years until the building is completed, we are keeping employees regularly updated.

•                  What are the plans for Pep Boys’ Do-it-Yourself (DIY) business?

The DIY business is a new line of business to Bridgestone and one with which we don’t have much experience. We are already working to get a better understanding of all the opportunities this business could offer and will be in a better place to elaborate once the deal closes. For now, we expect Pep Boys associates will continue creating value for end consumers and business customers by continuing with business as usual.

•                  I hope that you’ve learned a little bit more about Bridgestone and who we are. Again, it was an honor to be here with all you on such an important day for both of our companies. On behalf of the entire Bridgestone executive leadership team, thank you.

•                  Now I’d like to ask TJ to come up to make a few comments.

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not

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to place undue reliance on those forward-looking statements, which speak only to expectations and beliefs concerning future events, approvals and transactions held as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are based on current expectations and assumptions that involve a number of known and unknown risks, uncertainties and other factors generally beyond the control of management which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the tender offer and the merger, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Pep Boys’ shareholders will tender their shares in the offer, the risk that competing offers will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, the ability to achieve anticipated benefits and the general risk associated with the respective businesses and operating results of BSRO and Pep Boys. Other factors that may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov.  The forward-looking statements included in this announcement are made as of the date hereof. None of Bridgestone, BSRO or Pep Boys is under any obligation to (and each expressly disclaims any such obligation to) update any of the information in this document if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information

The tender offer for the purchase of the issued and outstanding shares of Pep Boys’ common stock described herein has not yet commenced, and this document is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, BSRO will file a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other tender offer materials) with the SEC and Pep Boys will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement when they become available as they will contain important information. Once filed, Pep Boys shareholders will be able to obtain the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement (when available) may be obtained free of charge from the information agent named in the tender offer materials or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number 215-430-9169.

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